UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934

Date of Report (Date of earliest event reported)  June 25, 2007

WORLDGATE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25755	23-2866697
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3190 Tremont Avenue
Trevose, Pennsylvania  19053
(Address of Principal Executive Offices)     (Zip Code)

(215) 354-5100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 11, 2007, the Company received a notice from the staff of the Nasdaq Stock Market (the “Staff”) stating that the Company does not comply with Marketplace Rule 4310(c)(3) (the “Rule”).  The Rule requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.  The Staff requested in this notice that the Company provide the Staff with the Company’s specific plan to achieve and sustain compliance with all of The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan.  The Company subsequently provided the Staff with its plan to regain and maintain compliance with the Rule (the “Submission”).

On June 25, 2007, the Company received a notice from the Staff stating that, based on the Staff’s review, the Submission and subsequent conversations with the Company, the Staff had determined to deny the Company’s request for continued listing on the Nasdaq Capital Market because the Company has not provided an adequate definitive plan to regain compliance with the Rule and sustain compliance over an extended period of time (the “Staff Determination”).

On April 17, 2007, the Staff also notified the Company that for the last 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4).

The Company plans to appeal the Staff Determination by requesting a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”), which will stay the delisting and suspension of trading the Company’s common stock.  There can be no assurance the Panel will grant the Company’s request for continued listing.

A copy of the Company’s press release announcing receipt of the notice from the Staff is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated June 29, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLDGATE COMMUNICATIONS, INC.

Date: June 29, 2007	/s/ Randall J. Gort
Randall J. Gort
Secretary